Exhibit 3.1

ARTICLES OF AMENDMENT
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(1)

(2)                                                                             ARMOUR Residential REIT, Inc.

A Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3) The charter of the corporation is hereby amended as follows:

Article 5.10 of ARMOUR Residential REIT, Inc.’s charter hereby is amended and restated in its entirety to read as follows:

Investment Class Restriction: The Corporation will be restricted to investing, on a leveraged basis, primarily in hybrid adjustable-rate, adjustable-rate and fixed-rate residential mortgage-backed securities issued or guaranteed by a U.S. Government-chartered entity, such as the Federal National Mortgage Association (more commonly known as Fannie Mae) and the Federal Home Loan Mortgage Corporation (more commonly known as Freddie Mac), or guaranteed by the Government National Mortgage Administration, a U.S. Government corporation (more commonly known as Ginnie Mae) (collectively, “Agency Securities”), or other residential mortgage-backed securities determined to be of appropriate quality by the Corporation’s manager with oversight by the Board of Directors. A portion of the Corporation’s portfolio may be invested in unsecured notes and bonds issued by U.S. Government-chartered entities (collectively, “Agency Debt”), U.S. Treasuries and money market instruments, or accounts at state or federal chartered financial institutions, subject to certain income tests the Corporation must satisfy for its qualification as a REIT. The Corporation may also invest in hedging and other derivative instruments relating to the foregoing investments. In the case of any ambiguity in the application of the foregoing restrictions, the Board of Directors of the Corporation will determine such application.

This amendment of the charter of the corporation has been approved by the directors and shareholders
(4)

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5) /s/ Jeffrey J. Zimmer	(5)	/s/ Scott J. Ulm
Secretary		President

(6) Return address of filing party
3001 Ocean Drive, Suite, 201 Vero Beach
Florida, 32963